Exhibit 10.60

FRESH CHOICE, INC.

2003 HOME OFFICE INCENTIVE PLAN

Purpose: To reward Home Office management for accomplishments resulting in targeted year-end profit for the Company.

Eligibility: Officers and Department Managers designated as Directors of the Company who are actively employed by Fresh Choice on December 30, 2002. Those hired after December 30, 2002 may participate at a pro-rated amount unless other arrangements have been made. Participants must be employed by Fresh Choice on the date final incentive pay calculations are completed; incentive pay is not earned until that date. Participants are only eligible to receive incentive pay if the Company achieves more than 80% of Plan. 2003 targets include the expense of this program.

Plan Year: The plan begins on December 30, 2002 and ends on December 28, 2003.

Incentive Pay Available: The incentive pay available is a percentage of the participant’s base salary as of December 30, 2002 at Plan plus 20% of before tax earnings above plan. The pool is allocated among the designated participants based on a predetermined percentage amount. Actual bonus paid is interpolated according to actual results.

Distribution of Incentive Pay: Incentive pay will be paid as soon as practical after year end financials are audited and provided that the Company met or exceeded defined levels of performance.

Plan Intent: Fresh Choice intends to maintain the plan under the terms listed above. However, Fresh Choice reserves the right to modify or terminate the plan at any time.